Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges:

	Year Ending December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands except ratio)
Earnings:
Income (loss) from continuing operations before income taxes and cumulative change in accounting principle	$(1,430,298)	$544,625	$544,324	$516,455	$246,318

Additions:
Fixed charges as shown below	33,491	38,014	29,795	19,262	1,900
Distributions received from equity-method investees	39	3,015	59,823	302	—
	33,530	41,029	89,618	19,564	1,900
Subtractions:
Equity in income of investees	39	4,194	17,712	473	—

Interest capitalized	22,108	19,680	25,478	12,315	—
	22,147	23,874	43,190	12,788	—

Earnings (losses) as adjusted	(1,418,915)	$561,780	$590,752	$523,231	$248,218
Fixed charges:
Interest on indebtedness, expensed or capitalized	32,064	37,966	31,829	20,236	1,075
Amortization of premium on indebtedness, expensed or capitalized	(709)	(1,908)	(3,784)	(2,132)	—
Interest within rent expense	2,136	1,956	1,750	1,158	825
Total fixed charges	33,491	$38,014	$29,795	$19,262	$1,900

Ratio of earnings to fixed charges	— (a)	14.8	19.8	27.2	130.6

(a)          In 2008, earnings were insufficient to cover fixed charges by $1.452 billion and therefore no ratio is shown.  The insufficiency was primarily a result of non-cash impairments of oil and gas properties totaling $2.2 billion that were recorded due to declines in commodity prices during the last half of 2008.

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges.  Earnings consist of income from continuing operations before income taxes and cumulative change in accounting principle plus distributions received from equity investments, and fixed charges, minus income from equity investments and capitalized interest.  Fixed charges consist of interest expensed, which includes amortization of the premium of fair market value over the face value of debt, an estimated interest component in net rental expense, and interest capitalized.

In May, 2008, the Financial Accounting Standards Board (“FASB”) issued a new Staff Position (No. APB 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), that became effective for fiscal years beginning after December 15, 2008 which impacts the accounting for the components of convertible debt that can be settled wholly or partly in cash upon conversion.  The new requirements are to be applied retrospectively to previously issued convertible debt instruments.  We adopted the provisions of this new Staff Position on January 1, 2009.  The following table sets forth our restated ratio of earnings to fixed charges after giving effect to this new Staff Position:

	Year Ending December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands except ratio)
Earnings:
Income (loss) from continuing operations before income taxes and cumulative change in accounting principle	(1,451,649)	$542,724	$542,374	$515,317	$246,318

Additions:
Fixed charges as shown below	35,214	39,915	31,745	20,399	1,900
Distributions received from equity-method investees	39	3,015	59,823	302	—
	35,253	42,930	91,568	20,701	1,900
Subtractions:
Equity in income of investees	39	4,194	17,712	473	—

Interest capitalized	22,108	19,680	25,478	12,315	—
	22,147	23,874	43,190	12,788	—

Earnings (losses) as adjusted	(1,438,543)	$561,780	$590,752	$523,230	$248,218
Fixed charges:
Interest on indebtedness, expensed or capitalized	32,064	37,966	31,829	20,236	1,075
Amortization of discount on indebtedness, expensed or capitalized	1,014	1,139	1,190	710	—
Amortization of premium on indebtedness, expensed or capitalized	—	(1,146)	(3,024)	(1,705)	—
Interest within rent expense	2,136	1,956	1,750	1,158	825
Total fixed charges	$35,214	$39,915	$31,745	$20,399	$1,900

Ratio of earnings to fixed charges	— (b)	14.1	18.6	25.6	130.6

(b)         In 2008, earnings were insufficient to cover fixed charges  by $1.474 billion and therefore no ratio is shown.  The insufficiency was primarily a result of non-cash impairments of oil and gas properties totaling $2.2 billion that were recorded due to declines in commodity prices during the last half of 2008.